Exhibit 10.7

CERTAIN IDENTIFIED INFORMATION WITH “[***]” HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

2019 MASTER STATEMENT OF WORK
FOR MANAGED SERVICES (“MSOWMS”)
between
USCC Services, LLC (“USCC”)
And
Amdocs Tethys Limited

Effective as of October 1, 2019

1.	Introduction

This 2019 Master Statement of Work for Managed Services (“MSOWMS”), when supplemented by one or more Managed Services Statements of Work (each, an “MSSOW” or “Managed Services Statement of Work”), is a Statement of Work as defined in and pursuant to the 2019 Master Service Agreement (the “Agreement” or “Master Service Agreement”) effective as of October 1, 2019 between USCC Services, LLC (“USCC”), a Delaware limited liability company, having its principal offices at 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631 and Amdocs Tethys Limited (“Amdocs”, “Consultant” or “Provider”), an Irish corporation, having its principal offices at First Floor, Block S, East Point Business Park, Dublin 3, Ireland. This MSOWMS is effective as of October 1, 2019 (the “MSOWMS Effective Date”) and is subject to and incorporates by reference the provisions of the Agreement. Each combination of this MSOWMS and a Managed Services Statement of Work shall be an “MS Bundle.”

WITNESSETH:
WHEREAS, United States Cellular Corporation (“U.S. Cellular”), an Affiliate of USCC, and Amdocs Software Systems Limited, an Affiliate of Consultant, were the initial parties to that certain Master Service Agreement, dated as of August 17, 2010, as amended (the “Original MSA”); and
WHEREAS, USCC and Amdocs Software Systems Limited, were the initial parties to that Master Statement of Work for Managed Services, dated as of October 1, 2014 (the “Original MSOWMS Effective Date”), as amended (the “Original MSOWMS”); and
WHEREAS, with reference to the Original MSA, USCC is the successor in interest to U.S. Cellular, and with reference to each of the Original MSA and the Original MSOWMS Consultant is the successor in interest to Amdocs Software Systems Limited; and
WHEREAS, the parties have agreed to terminate the Original MSA and by virtue of such termination the original MSSOWMS will automatically terminate on October 1, 2019; and
WHEREAS, the parties desire to continue the relationship embodied in the Original MSOWMS beyond such date while making certain modifications to the terms and conditions under which the parties will continue such relationship pursuant to this MSOWMS.

EFFECTIVE DATE AND EFFECT OF THIS MSOWMS.
Simultaneously with the automatic termination of the Original MSOWMS, this MSOWMS shall be effective at 12:00:01 a.m. Central Time on the MSOWMS Effective Date. The parties agree that (i) the terms and conditions of the Original MSOWMS govern the rights and obligations of the parties arising under the Original MSOWMS prior to the MSOWMS Effective Date, and (ii) the terms and conditions of this MSOWMS will govern the rights and obligations of the parties arising under this MSOWMS on or after the MSOWMS Effective Date.

1.1	The following Appendices and Schedules, and any Exhibits, Annexes or other attachments or documents referenced therein, are hereby incorporated into this MSOWMS:

(a)	Appendices.

(i)	Appendix A -- Definitions

(ii)	Appendix B -- USCC Competitors

(iii)	Appendix C -- USCC Policies

(iv)	Appendix D -- RESERVED

(v)	Appendix E -- RESERVED

(vi)	Appendix F -- Change Control

(vii)	Appendix G -- Form of Acknowledgement of Nondisclosure Obligations

(b)	Schedules.

(i)	Schedule A -- Transition Services

(ii)	Schedule B -- Performance Requirements (SLAs and KPIs)

(iii)	Schedule C -- Charges and Invoicing

(iv)	Schedule D -- Governance

(v)	Schedule E -- Disaster Recovery and Business Continuity

(vi)	Schedule F -- Service Locations

1.2	Construction.

(a)	Except as provided below, capitalized terms used herein or in an MSSOW without definition shall have the meanings ascribed to them in Appendix A.

(b)	Any unqualified reference to “day” or “days” shall mean “calendar day” or “calendar days,” respectively.

(c)
Where capitalized terms or acronyms are used herein or in an MSSOW but not otherwise defined in the Agreement or MS Bundle, the parties may apply a definition for such term or acronym used in the industry or internally by one or both of the parties.

(d)
Capitalized terms describing a function, business unit, operational area, process, procedure, or position of a party that is used herein or in an MSSOW but not otherwise defined in the Agreement or MS Bundle shall refer to such function, business unit, operational area, process, procedure, or position of the party to which the term applies.

1.3	USCC desires that Provider perform, and Provider is willing to perform, the Services for USCC in accordance with the terms and conditions of each MS Bundle.

2.	Provider’s Services

2.1
Services. Provider shall provide personnel and expertise and perform professional, technical and project management Services to fulfill all of the responsibilities and obligations described in each MS Bundle. Although the parties will endeavor in each Managed Services Statement of Work to describe in detail the specific Services to be performed by Provider, the parties acknowledge that any such description will have inherent limitations such that some items may not be specifically identified. Accordingly, Provider acknowledges that the specific enumeration of certain of Provider’s duties or obligations is not an implied limitation on, or alteration of, other duties or obligations imposed on Provider elsewhere in this MSOWMS. The Services shall include the following:

(a)	The activities, services, functions and responsibilities described in each MS Bundle.

(b)
Any related activities, functions or responsibilities that are not specifically included as part of the Services to be performed by Provider in an MS Bundle that are an inherent, necessary or customary part of the Services in an MS Bundle or are reasonably required for the proper performance or provision of the Services in an MS Bundle in accordance with the MS Bundle, and such activities, functions or responsibilities are not designated in such MS Bundle as the responsibility of USCC or any of its Third-Party Contractors. In determining if a related activity, function or responsibility is an inherent, necessary or customary part of a Service or is reasonably required for proper performance or provision of such Service, reference may be made to any of the activities, functions or responsibilities included in the managed services performed by Amdocs for any of its other customers along with the following: (i) the industry standard definitions (if any) of the activities, functions or responsibilities inherent in services equivalent to the Services otherwise set forth in the applicable MS Bundle as of the Commencement Date of such MS Bundle; and/or (ii) the activities, functions or responsibilities included in the managed services performed by other service providers for other telecommunications and/or wireless services providers that have outsourced the support, operations and/or management of their TOPS and/or digital systems, as applicable, and such managed services share similar attributes with the Services (taking into account USCC’s unique needs, requirements or limitations as well as any differences in the nature, quality and type of services and the respective services’ environments).

2.2
Required Resources. Except as otherwise expressly provided in this MSOWMS or in any MS Bundle, Provider shall be responsible for providing the facilities, personnel, Equipment, software, technical knowledge, expertise and other resources necessary for Provider to perform the Services.

2.3
Transition. Provider shall, in accordance with the transition plan developed by the parties and attached to the applicable MSSOW (the “Transition Plan”), accomplish the timely, orderly transition from the manner in which USCC is then receiving the kinds of services that are encompassed within the Services to the provision of the Services by Provider (the “Transition Services”).

(a)
Quality. To the extent under the control and responsibility of Provider, Provider shall perform the Transition Services in a manner that will have no reasonably foreseeable material adverse effect upon the quality or continuity of the services that are encompassed within the Services.

(b)
Right to Suspend. At any time during the transition of the services that are encompassed within the Services to the provision of the Services by Provider, if USCC determines [***] that USCC or the quality or continuity of the services that are encompassed within the Services (or of the Services) has been materially adversely affected in any way by the Transition Services, or that any such material adverse effect seems reasonably likely to occur, then USCC may direct Provider to cease the Transition Services immediately, and such cessation shall continue until Provider has: (i) analyzed the cause of such material adverse effect; (ii) developed a reasonable plan for resuming such Transition Services in a manner that will eliminate or avoid such material adverse effect (and any other negative or adverse consequences of the Transition Services); and (iii) received USCC’s written consent to recommence the Transition Services. If Provider is primarily responsible for such actual or likely material adverse effect, then nothing in this Section (including USCC’s exercise of its rights pursuant to this Section) shall in any way reduce any obligation of Provider to meet any schedule, target, completion schedule, or other commitment specified in the applicable MS Bundle including the applicable Transition Plan. If Provider is not primarily responsible for such actual or likely material adverse effect, then the parties shall agree upon a revised transition schedule that will give Provider a reasonable extension of the transition completion date; provided that Provider shall use commercially reasonable efforts to mitigate the impact on the transition completion date of such suspension of the Transition Services.

(c)
Failure to Meet Transition Milestones. If Provider fails to complete any Transition Milestone by the time specified in the Transition Plan, USCC shall be entitled to hold back a portion of the Fee as may be specified in the applicable MSSOW until such Transition Milestone is completed.

2.4	Technology Evolution.

(a)
Best Practices. Provider acknowledges that its current technologies and processes shall continue to evolve and change over time and, at a minimum, shall remain consistent with the best practices of leading providers of services that are the same as or substantially similar to the Services.

(b)
Technology Evolution Proposals. In addition to the specific technology evolutions that may be specified in each MSSOW, Provider shall propose, to the extent known to Provider, but without an affirmative obligation to identify, the implementation of improvements, upgrades, additions, modifications, replacements, or enhancements to the standards, policies, practices, processes, procedures, methods, controls, scripts, product information, technologies, architectures, standards, Equipment, software, Systems, tools, products, transport systems, interfaces and personnel skills associated with the performance of the Services that are likely to: (i) improve the efficiency and effectiveness of the Services (including cost savings); (ii) improve the efficiency and effectiveness of the processes, services and functions performed by or for USCC; (iii) result in cost savings or revenue increases to USCC in areas of its business outside the Services; (iv) enhance the ability of USCC to conduct its business and serve its customers; and/or (v) achieve the objectives of USCC faster and/or more efficiently than the then-current strategies.

2.5	Satisfaction Surveys. [***] during the term of each MS Bundle:

(a)
Provider shall prepare and submit to USCC for USCC’s approval a draft customer satisfaction survey. As part of USCC’s approval of each such survey, USCC will specify (i) a set of individuals within USCC or its Affiliates affected by the Services to receive such survey, and (ii) the reasonable procedures with which Provider will comply in conducting such survey. In addition, Provider shall cooperate and assist USCC with any satisfaction survey it conducts apart from Provider.

(b)
If the results of any satisfaction survey conducted hereunder indicate that the level of satisfaction with Provider’s performance is less than satisfactory, Provider shall promptly: (i) conduct a root cause analysis to determine the cause of such dissatisfaction; (ii) develop an action plan to address and improve the level of satisfaction; (iii) present such plan to USCC for its review, comment and approval; and (iv) take action in accordance with the approved plan and as necessary to improve the level of satisfaction.

2.6
Managed Service Deliverables. Provider shall provide and deliver to USCC each Deliverable described in the applicable Managed Services Statement of Work (i) on or before the due date(s) therefor set forth in the applicable Managed Services Statement of Work, and (ii) in compliance with the requirements for each such Deliverable under the applicable MS Bundle. Each such Deliverable is subject to USCC’s Acceptance pursuant to Section 2.7 of the Agreement to the extent set forth in the applicable MSSOW. Each Deliverable provided or due to be provided under an MS Bundle shall be a Deliverable as defined in the Agreement.

2.7	Service Levels and Performance Standards.

(a)	General. Provider shall perform the Services in a manner that meets or exceeds the Service Levels set forth in the applicable MSSOW.

(b)
Measurement Systems. Provider shall, [***], create, maintain and operate the systems and monitoring procedures and devices that are required pursuant to the applicable MSSOW. For the avoidance of doubt, [***].

(c)
Documentation Standards. With respect to the USCC Systems that Provider is responsible for providing under any MS Bundle, Provider shall ensure that all documentation related to such USCC Systems shall comply, at a minimum, with the regulatory requirements specified in the applicable MS Bundle, [***] and USCC policies specified in Appendix C (in that order of precedence) (“Documentation Standards”).

2.8	Certain Transactions.

(a)
Support. Provider acknowledges that USCC may need support and assistance from Provider in connection with certain business reorganizations, divestitures, spin-offs, sales of subscriber markets or similar business transactions (collectively “Transactions”). Specifically, USCC may require the assistance and cooperation of Provider to move USCC’s subscribers to the billing platform of an acquiring entity in connection with Transactions. In order to provide USCC with this flexibility, Provider agrees that, upon USCC’s request, Provider will provide to USCC cost estimates to perform transition planning and migration support to, or on behalf of, USCC or its Affiliates in connection with Transactions and to, or on behalf of, any successor (other than a Consultant Competitor) that assumes responsibility for the operation or management of any aspect of their respective businesses in connection with a Transaction. The cost of any additional resources needed to support a Transaction shall be subject to the execution of a Request (including any adjustments to the Fees in accordance therewith).

(b)
Divestitures and Sales. Provider acknowledges that, in connection with Transactions, USCC may be required to provide billing and customer care services to an acquiring entity by means of the Services from Provider. Notwithstanding any provision in this MSOWMS prohibiting the resale of Services or the assignment of this MSOWMS, Provider agrees to provide Services to USCC for the benefit of former subscribers of USCC then owned by an acquiring entity who is not a Consultant Competitor (an “Eligible Recipient”), for up to [***] months following the closing of a Transaction, subject to the following: (i) Services will be rendered in accordance with this MSOWMS, (ii) USCC will remain financially obligated therefor, and (iii) any requested changes to the Services, including changes requested to accommodate the Eligible Recipient, shall be subject to the execution of a Request (including any adjustments to the Fees in accordance therewith and, if appropriate, adjustments to impacted SLAs). Without diminishing Provider’s obligation under the preceding sentence, USCC may request Provider to provide the Services to the acquiring entity pursuant to a separate agreement entered into by Provider and such acquiring entity. If USCC requests Provider to continue providing the Services to such acquiring entity pursuant to the foregoing, Provider shall, at USCC’s request, enter into good faith negotiations with such acquiring entity with respect to such a separate agreement. Following the execution of such separate agreement between Provider and the acquiring entity, USCC will have no obligation to pay any fees in relation to those Services provided to such acquiring entity under such separate agreement.

2.9
Non-exclusivity. Nothing herein will prevent USCC at any time during the Term or thereafter from providing for itself or obtaining from any third party the Services, the Deliverables, or the Systems, or any type of products or services in any way analogous, similar or comparable to the Services, the Deliverables, or the Systems, as applicable, or any other products or services. Nothing herein shall be deemed a grant by USCC to Provider of any exclusive privileges or rights. Except as may be expressly provided in this MSOWMS or other agreement entered into by the parties specifically referring to this MSOWMS, in no event will this MSOWMS be construed as a requirements contract or requiring any minimum amount be spent by USCC or any minimum volume of services be purchased by USCC.

2.10
Provider Cooperation. Provider shall cooperate with and work in good faith with USCC and USCC’s Third-Party Contractors (subject to the terms of the Agreement related to Consultant Competitors), all in a reasonably timely fashion, to enable USCC’s personnel and USCC’s Third-Party Contractors to perform work assigned to them to the extent such work interfaces with the Services set forth in an applicable Managed Services Statement of Work. Subject to the foregoing, such cooperation may include:

(a)
providing access to the portions of those facilities being used to provide the Services, as is reasonably necessary and to the extent necessary for USCC’s personnel or USCC’s Third-Party Contractors (other than Consultant Competitors) to perform the work assigned to them, subject to Provider’s Technical and Organizational Security Measures and reasonable prior coordination with Provider; and

(b)
providing reasonable electronic and physical access to the processes and associated Equipment, software and/or Systems deemed by USCC to be necessary and appropriate for USCC’s personnel or USCC’s Third-Party Contractors (other than Consultant Competitors) to perform the work assigned to them, subject to Provider’s Technical and Organizational Security Measures.

If any of the foregoing creates a conflict, for example, with Provider’s Technical and Organizational Security Measures, then the parties shall endeavor to resolve such conflict in accordance with Schedule D to this MSOWMS and the applicable MSSOW.

3.	Personnel

3.1
Requirements. Provider shall staff its project team with qualified professionals including, without limitation: (a) those individuals in key roles identified as “Key Persons” in the applicable MS Bundle; and (b) those individuals named in the applicable MS Bundle who are subject matter experts in a certain area for such MS Bundle (each, a “SME”). Provider shall maintain the staffing levels necessary to perform Provider’s obligations properly under the applicable MS Bundle.

(a)	Provider shall maintain reasonable continuity of all Key Persons performing Services. Provider must obtain USCC’s written approval before appointing initially or replacing any Key Person hereunder.

(b)
Provider shall ensure that each Key Person is engaged in performing the Services throughout the performance of Provider’s obligations under the applicable Managed Services Statement of Work and are present at the appropriate USCC site or Provider site, as required, other than due to absence for normal personal vacation (to be agreed upon in advance by the parties each acting reasonably) or in a personal emergency. If USCC identifies a reasonably urgent need for one or more Key Persons to perform the Services at a USCC site, USCC shall notify Provider in writing of such need, and Provider shall cause each such Key Person to perform the Services at the specified USCC site commencing as soon as reasonably practicable after Amdocs’ receipt of such notice from USCC. If there is a reasonable non-urgent need for one or more Key Persons to perform the Services at a USCC site, then USCC shall notify Provider in writing of such non-urgent need and coordinate with Provider for each such Key Person to perform the Services at the specified USCC site commencing as soon as reasonably practicable considering the specific nature and time-sensitive aspects of such non-urgent need.

(c)	Provider shall provide incentives designed to encourage the Key Persons to continue as Key Persons hereunder for the necessary term.

(d)
Provider shall ensure that a portion of each Key Person’s annual incentive compensation is based upon the extent to which Provider fulfills its responsibilities and obligations hereunder. USCC shall have a reasonable opportunity to provide feedback to the appropriate Provider executives with respect to the Key Persons, and Provider shall consider such feedback in establishing each Key Person’s incentive compensation.

(e)
Consultant shall ensure that no Key Person is removed from his or her specified role in the performance of Provider’s obligations under this Agreement or assigned to other duties before the end of the term of the relevant MS Bundle unless: (i) he or she ceases to be an employee of Provider, any relevant Subcontractor or (in either case) any of its affiliates; or (ii) USCC’s written consent is first obtained (which may not be unreasonably withheld or delayed taking into account considerations of health, family, professional advancement/promotion or relocation requests).

(f)
Before removing or appointing any Key Person, Provider shall: (i) notify USCC of the proposed removal or appointment; (ii) in the case of an appointment, provide USCC with a curriculum vitae of the proposed Key Person; (iii) discuss the position with USCC and seek USCC’s approval regarding the change; (iv) provide USCC with such information and explanation as USCC requests and Consultant is reasonably able to provide in relation to the proposed removal and/or appointment; and (v) in the case of an appointment, permit USCC, on request, to interview the proposed Key Person, and obtain USCC’s prior written approval of the proposed Key Person.

(g)
With regard to SMEs, during the first [***] following the Commencement Date of the applicable MS Bundle, Provider shall provide reasonable advance notice (but not less than [***] days, to the extent within Provider’s control) to USCC of each appointment, replacement or removal [***]. Provider shall provide to USCC such requested reasonable [***]. To the extent reasonable, Provider shall take into consideration [***], provided that any final determination with regard to [***] will be in Provider’s sole discretion.

3.2
WARN Act Commitment. Provider shall not cause any of the employees transitioned pursuant to an MSSOW to suffer “employment loss” as that term is construed under the Worker Adjustment and Retraining Notification Act (“WARN Act”), if such employment loss could create any liability for USCC or its Affiliates under the WARN Act, unless Provider delivers notices under the WARN Act in a manner and at a time such that USCC or its Affiliates bear no liability with respect thereto.

3.3
Acknowledgement of Nondisclosure Obligations. Provider will create an acknowledgement of nondisclosure obligations (substantially in the form attached to this MSOWMS as Appendix G) for each of the Managed Services Statements of Work, and as part of the on-boarding process for performance of the Services and as part of each such Key Person’s exit interview with Provider following performance of the Services, each Key Person will sign and confirm such Key Person’s obligations to protect USCC’s Confidential Information. From time to time, USCC may request that Amdocs create a supplemental acknowledgement of confidentiality obligations for certain business situations that are especially sensitive to USCC’s business, and before providing access to such sensitive information, Provider will cause each of the Provider Personnel (including any Key Persons) performing the Services who will likely have access to such sensitive information sign and confirm such person’s obligations to protect USCC’s Confidential Information.

4.	Transfer of Resources

4.1	Software, Equipment and Third-Party Contracts.

(a)	Financial Responsibility.

(i)
Provider shall be responsible for any third-party fees and expenses incurred on and after the Commencement Date (or, if later, the date on which Provider assumes responsibility for the Services in question in accordance with the Transition Plan) associated with personnel related matters, software, Equipment, Equipment Leases and Third-Party Contracts for which Provider is financially responsible under the applicable Managed Services Statement of Work.

(ii)
USCC shall be responsible for third-party fees and expenses incurred on and after the Commencement Date (or, if later, the date on which Provider assumes responsibility for the Services in question in accordance with the Transition Plan) associated with personnel related matters, software, Equipment, Equipment Leases and Third-Party Contracts for which USCC is financially responsible under the applicable Managed Services Statement of Work.

(iii)
Unless otherwise expressly provided, each party also shall be responsible for any third-party fees and expenses incurred on or after the Commencement Date (or, if later, the date on which Provider assumes responsibility for the Services in question in accordance with the Transition Plan) associated with new, substitute or replacement software, Equipment, Equipment Leases or Third-Party Contracts (including upgrades, enhancements, new versions or new releases of such software or Equipment) for which such party is financially responsible under the applicable Managed Services Statement of Work.

(iv)
With respect to Third-Party Software licenses, Equipment Leases and Third-Party Contracts that are transferred to Provider by USCC as may be specified in the applicable MSSOW, or for which Provider otherwise specifically assumes financial responsibility under this MSOWMS or an applicable Managed Services Statement of Work, Provider shall:

(A)
pay all amounts becoming due under such licenses, leases or contracts, and all related expenses, for periods on or after the Commencement Date (or, if later, the date on which Provider assumes responsibility for the Services in question in accordance with the Transition Plan);

(B)	rebate to USCC any such amounts prepaid by USCC prior thereto;

(C)
pay all modification, termination, cancellation, late payment, renewal or other fees, penalties, charges, interest or other expenses relating to periods on or after the Commencement Date (or, if later, the date on which Provider assumes responsibility for the Services in question in accordance with the Transition Plan) and prior to the end of the Term of the applicable Managed Services Statement of Work;

(D)
pay all costs associated with the transfer of such licenses, leases and contracts to Provider, including all taxes associated with such transfer (and the parties shall cooperate in minimizing or eliminating any such costs); and

(E)
be responsible for curing any defaults in Provider’s performance under such licenses, leases and contracts on or after the Commencement Date (or, if later, the date on which Provider assumes responsibility for the Services in question in accordance with the Transition Plan).

(v)
Subject to Provider obtaining any Required Consents, on and as of the Commencement Date (or, if later, the date on which Provider assumes responsibility for the Services in question in accordance with the Transition Plan), USCC shall assign to Provider, and Provider shall assume and agree to perform all obligations related to, the Third-Party Software licenses, Equipment Leases and Third-Party Contracts for which Provider is financially responsible under this Section, provided, however, that such assignment shall not include any assignment or transfer of any intellectual property rights in Work Product developed under such Third-Party Software licenses, Equipment Leases and Third-Party Contracts prior to the date of such assignment and, as between the parties, USCC hereby expressly reserves and retains such intellectual property rights. USCC and Provider shall execute and deliver an assignment and assumption agreement with respect to such licenses, leases, and contracts, evidencing the assignment and assumption provided for herein.

(b)
Operational Responsibility. With respect to software, Equipment, Equipment Leases and Third-Party Contracts for which Provider is financially responsible under this Section 4, Provider shall be responsible for the specific schedules and exhibits attached to any Managed Services Statement of Work. Such responsibilities may include:

(i)
the evaluation, procurement, testing, installation, rollout, use, support, management, administration, operation and maintenance of such software, Equipment, Equipment Leases and Third-Party Contracts;

(ii)
the evaluation, procurement, testing, installation, rollout, use, support, management, administration, operation and maintenance of new, substitute or replacement software, Equipment, Equipment Leases and Third-Party Contracts (including upgrades, enhancements, new versions or new releases of such software);

(iii)
the performance, availability, reliability, compatibility and interoperability of such software, Equipment and Third-Party Contracts each in accordance with this MSOWMS or an applicable Managed Services Statement of Work (including the Service Levels);

(iv)	the compliance with and performance of all operational, administrative and contractual obligations specified in the applicable licenses, leases and contracts;

(v)	the administration and exercise, as appropriate, of all rights available under such licenses, leases and contracts; and

(vi)
the payment of any fees, penalties, charges, interest or other expenses due and owing under or with respect to such licenses, leases and contracts that are incurred, caused by or result from Provider’s failure to comply with or perform its obligations under this Section.

4.2	Required Consents. The following shall be applicable with respect to Required Consents that are specifically set forth in an applicable MSSOW:

(a)
Provider Responsibility. Provider shall undertake all administrative activities necessary to obtain all Required Consents. At Provider’s request, USCC shall reasonably cooperate with Provider in obtaining the Required Consents including, without limitation, by providing access to the relevant USCC personnel and by executing appropriate USCC-approved written communications and other documents prepared or provided by Provider. Upon USCC’s approval, Provider shall exercise for the benefit of USCC any rights Provider has to utilize or transfer license rights or other applicable rights under Provider’s existing third-party licenses, leases or contracts, and the parties shall cooperate in minimizing or eliminating any costs associated therewith.

(b)
Financial Responsibility. Provider shall pay all transfer, relicensing or termination fees and expenses associated with obtaining any Required Consents or terminating any licenses or agreements as to which Provider is unable to obtain such Required Consents, provided that such fees and expenses have been identified and agreed upon prior to the effective date of the applicable Managed Services Statement of Work.

(c)	Contingent Arrangements.

(i)
If, despite using all commercially reasonable efforts, Provider is unable to obtain a Required Consent with respect to USCC-licensed Third-Party Software, Provider shall, upon USCC’s request: (A) replace the USCC license for such Third-Party Software with a Provider license; (B) replace such Third-Party Software with other software providing equivalent features and functionality; or (C) secure the right to manage the USCC-licensed Third-Party Software on behalf of USCC.

(ii)
If, despite using all commercially reasonable efforts, Provider is unable to obtain a Required Consent with respect to any other USCC Third-Party Contract, then, unless and until such Required Consent is obtained, Provider shall manage such Third-Party Contract on USCC’s behalf and perform all obligations and enforce all rights under such Third-Party Contract as if Provider were a party to the agreement in USCC’s place.

(iii)
If, despite using all commercially reasonable efforts, management of such Third-Party Contract is not legally or contractually possible or Provider is unable to obtain any other Required Consent, Provider shall use all commercially reasonable efforts to determine and adopt, subject to USCC’s prior approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent.

(iv)
If such alternative approaches are required for a period longer than [***] days following the Commencement Date, the parties shall equitably adjust the terms and reduce the prices specified in the applicable Managed Services Statement of Work to reflect any Services not being provided by Provider and its Affiliates as a result thereof.

(v)
Except as otherwise expressly provided herein, Provider’s failure to obtain any Required Consent that has been identified by USCC to Provider and that Provider has agreed in the applicable Managed Services Statement of Work to obtain shall not relieve Provider of its obligations under the applicable MS Bundle, and Provider shall not be entitled to any additional compensation or reimbursement amounts in connection with obtaining or failing to obtain any Required Consent or implementing any alternative approach.

5.	USCC’s Responsibilities

5.1	Functions. USCC shall carry out the following activities (the “USCC Functions”), which may also be performed through USCC’s Third-Party Contractors:

(a)	Timely consideration and response to items submitted to USCC for approval;

(b)	Participation in governance activities under the applicable MS Bundle;

(c)	Management of USCC’s Third-Party Contractors;

(d)	Management of USCC Personnel; and

(e)	Management of all components under USCC’s financial responsibility according to the applicable MS Bundle.

5.2
Personnel. USCC shall designate its personnel to fill the roles identified in or pursuant to an applicable MS Bundle and shall assign such other personnel as it deems appropriate. USCC may, without the need for Provider’s approval, replace any USCC personnel working in connection with any MS Bundle.

5.3
Facilities. The number of Provider Personnel performing the Services for USCC at USCC locations shall be subject to agreement of the parties. For the sole and exclusive purpose of such personnel providing the Services to USCC from USCC locations, USCC will make available to Provider, at no cost to Provider during the Term, reasonable space, furnishings, fixtures, telephones and office supplies (“Facilities”) as specified in an applicable Managed Services Statement of Work or comparable facilities (collectively, with USCC locations receiving Services, the “USCC Facilities”) for Provider Personnel performing the Services at USCC locations. USCC will not be responsible for providing any other Facilities. Moreover, USCC shall not be responsible for providing any mobile or portable computing or communications devices to Provider Personnel. Provider will comply with any policies or lease restrictions applicable to Provider’s performance of the Services at the USCC Facilities. Provider’s use of the USCC Facilities shall be subject to the following requirements:

(a)
Relocation. USCC may relocate the USCC Facilities. USCC will notify Provider of any relocation of the USCC Facilities that USCC is contemplating or has made a final decision to make so that Provider will have a commercially reasonable amount of time to prepare for and implement such a change or relocation.

(b)
No Warranty. USCC shall make the USCC Facilities available to Provider on an “as is, where is” basis with no warranties whatsoever. USCC retains all of its right, title and interest in and to the USCC Facilities. Use of such USCC Facilities by Provider does not constitute a leasehold interest in favor of Provider or Provider’s customers.

(c)
Damage. Provider and its personnel shall (i) keep the USCC Facilities in good order; (ii) not commit or permit waste or damage to such USCC Facilities, subject to normal wear and tear; and (iii) not use the USCC Facilities for any unlawful purpose or act. Provider shall be responsible for any damage to the USCC Facilities resulting from the abuse, misuse, neglect or negligence of Provider or its personnel, or other failure to comply with Provider’s obligations with respect to the USCC Facilities.

(d)
Improvements. Provider shall not make any improvements or changes involving structural, mechanical, electrical or other alterations to the USCC Facilities without USCC’s prior written approval, which USCC may withhold in its sole discretion. Any improvements to the USCC Facilities will be accomplished at Provider’s expense and become the property of USCC.

(e)
Return. When the USCC Facilities are no longer required for performance of the Services, Provider shall return such facilities to USCC in substantially the same condition as when Provider began use of such facilities, subject to reasonable wear and tear.

(f)	Provider Facilities. Provider shall not perform any Services (or allow any Subcontractor to perform Services) from any location that is not a USCC Facility or an approved Provider Service Location.

6.	Price and Payments

6.1
Total Price. Except as specifically provided in this Section 6.1, the total consideration payable to Provider under an applicable MS Bundle shall consist of the Fees, and no other fees or charges of any kind whatsoever shall be payable or reimbursable by USCC under an applicable MS Bundle with respect to the Deliverables or Provider’s obligations to provide Services in connection with the Deliverables or provide any Services hereunder. For the avoidance of doubt, charges that are not specifically stated or made a part of the calculations in the applicable MS Bundle will not be billable by Provider and will not be paid by USCC. Examples of non-allowable charges include: (a) [***].

6.2	Invoicing and Payment.

(a)
Invoice. Within [***] Business Days after the beginning of each calendar month, Provider shall present USCC with an invoice for any Fees due and owing by USCC for the preceding month, and each such invoice shall contain the details set forth in the applicable MSSOW. Each invoice shall include the pricing calculations and related data utilized by Provider to establish the Fees as well as, if applicable under such MSSOW, sufficient information to validate the Service volumes and associated Fees contained in such invoice.

(i)	Provider shall deliver to USCC electronically (if requested by USCC) in a form and format compatible with USCC’s accounting systems the data underlying each invoice.

(ii)	Provider shall render separate invoices for each USCC Affiliate obtaining Services hereunder.

(iii)	Provider shall not bill USCC for any advance or concurrent charges or other amounts.

(b)	Service Level Credits.

(i)
Provider shall include with each invoice a credit in an amount equal to the aggregate Service Level Credit applicable during the period that precedes the period of that invoice, if applicable. If the amount of any Service Level Credits exceeds the amount otherwise to be billed on the applicable invoice, Provider shall carry such credits forward on each subsequent invoice until fully credited to USCC, [***].

(ii)
In the event of Amdocs’ material breach of a MSSOW, USCC may (A) terminate such MSSOW pursuant to and in accordance with Section 11.2 of this MSOWMS, and/or (B) pursue all remedies at law or in equity that may be available to USCC (and are not otherwise excluded by this MSOWMS and the Agreement) arising out of or in connection with such material breach of such MSSOW; provided, that if USCC is awarded damages as a result of an action based upon Provider’s failure or failures to meet or exceed the Service Level Targets or based upon Provider’s actions or omissions that gave rise to a failure or failures to meet or exceed Service Level Targets, then [***]. With respect to the offset to be applied pursuant to this Section 6.2(b)(ii), the parties have considered the foregoing arrangement and hereby acknowledge and agree that the foregoing reflects the economic and business arrangement agreed upon by the parties and is not intended to be construed as an optional liquidated damages provision.

(c)	Payment. USCC shall pay invoices in accordance with Section 3.6 of the Agreement.

7.	Relationship Management and Dispute Resolution

7.1
Governance. The parties shall manage their relationship under this MSOWMS using the governance model set forth in Schedule D and the applicable MSSOW. Provider shall provide all resources (including appropriate personnel) to participate in, and shall participate in, the governance activities required by or established pursuant to Schedule D and the applicable MSSOW.

7.2	Savings Clause

(a)
USCC’s failure to perform any of the responsibilities set forth in applicable MS Bundle, except for USCC’s obligations with respect to payments, Consultant confidentiality (Section 4 of the Agreement) and proprietary rights (Section 2.6 of the Agreement), will not be deemed to be grounds for termination by Consultant. Consultant shall provide USCC with reasonable notice of such nonperformance and, upon written request by USCC, shall use commercially reasonable efforts to perform notwithstanding USCC’s failure to perform; provided, however, that with respect to USCC’s failure to perform as aforesaid, USCC shall pay to Consultant all additional costs, expenses, fees, and payments incurred by Consultant in connection with such efforts beyond those efforts that would have been required had USCC performed appropriately.

(b)
A party shall be excused from performing its obligations under an MS Bundle and shall not be deemed to have committed a breach of or failed to meet any Service Level in an applicable MS Bundle to the extent that, and during the period that, the aggrieved party’s performance is prevented by, or the event giving rise to a potential breach or Service Level failure is caused by, acts or omissions of the other party or a third party retained by the other party to perform work for the other party; provided, however, that the aggrieved party shall promptly notify the other party if it has reason to believe that the actions or omissions of the other party or such a third party may prevent the aggrieved party’s performance or cause the aggrieved party to commit a breach or fail to meet a Service Level under an applicable MS Bundle; provided, further, that the failure by the aggrieved party to deliver such notice shall not affect the operation of this Section 7.2(b). In any case, the parties shall use all commercially reasonable efforts to minimize the impact of any such incident on the Services.

(c)
The non-aggrieved party shall reimburse the aggrieved party for any additional reasonable costs and expenses arising in connection with performing the efforts described in Section 7.2(b) to the extent that such efforts are in addition to the level of effort the aggrieved party would otherwise have had to expend.

7.3	Dispute Resolution. All disputes under this MSOWMS and any Managed Services Statement of Work shall be resolved in accordance with Section 11.17 of the Agreement.

8.	Proprietary Materials

8.1
License to Amdocs of USCC-Licensed Third-Party Materials. Subject to Provider having obtained any Required Consents, USCC hereby grants to Provider (solely to the extent of USCC’s underlying rights and solely for purposes of performing the Services or enjoying the use and benefits of any Deliverable created following the Commencement Date under a Third-Party Contract transferred to Provider under Section 4.1(a)(iv)) the same rights of access and use as USCC possesses under the applicable software licenses with respect to USCC materials procured pursuant to Third-Party Contracts (“Third-Party Materials”).

(a)
USCC also shall grant such rights to Subcontractors designated by Provider if and to the extent necessary for Provider to provide the Services, and Provider shall pay all fees, costs and expenses (including taxes) associated with the granting of such rights to such Subcontractors.

(b)	Provider and its Subcontractors shall comply with the duties (including use restrictions and nondisclosure obligations) imposed on USCC by such licenses to the extent disclosed by USCC to Provider.

(c)
Each Subcontractor shall sign a written agreement to be bound by all of the terms contained herein applicable to such Third-Party Materials (such agreement shall be agreed upon by the parties and shall include the terms specified in this Section 8.1 as well as those pertaining to the ownership of such Materials and any derivative materials developed by the parties, the scope and term of the license, the restrictions on the use of such Materials, the obligations of confidentiality, etc.).

(d)	Except as otherwise requested or approved by USCC (or the relevant licensor), Provider and its Subcontractors shall cease all use of such Third-Party Materials at the end of the Term.

(e)
THE USCC-LICENSED THIRD-PARTY MATERIALS ARE PROVIDED BY USCC TO PROVIDER AND ITS SUBCONTRACTORS ON AN “AS-IS, WHERE-IS” BASIS. USCC EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, AS TO SUCH USCC-LICENSED THIRD-PARTY MATERIALS, OR THE CONDITION OR SUITABILITY OF SUCH MATERIALS FOR USE BY PROVIDER OR ITS SUBCONTRACTORS TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.2	Consultant Tools.

(a)
Applicability. The terms and conditions of this Section 8.2 shall govern USCC’s use of the Consultant Tools set forth in an applicable MSSOW as well as any documentation, training materials, designs, discoveries, inventions, know-how, techniques, fixes, patches, work-arounds, upgrades, updates, customizations, modifications, enhancements or derivative works thereof provided by Amdocs (collectively, the “Ongoing Tools”). Amdocs shall notify USCC at least [***] days before any addition, removal or modification of the Ongoing Tools which Amdocs may add, remove and/or modify from time to time during the term of the applicable MSSOW in Amdocs’ sole discretion, provided that the [***], and provided further that [***]. For the avoidance of doubt, [***], and the terms of this Section 8.2 shall not apply to them.

(b)
Ownership. USCC acknowledges that, as between Amdocs and USCC, all right, title and interest (including copyrights, patents, trade secrets and/or any other intellectual property rights) in and to the Ongoing Tools are and will remain solely the property of Amdocs. Amdocs does not grant USCC any title or ownership rights in the Ongoing Tools in whole or in part. USCC acknowledges that Amdocs believes (i) that the Ongoing Tools contain trade secrets of Amdocs and/or its licensors; and (ii) that such trade secrets include, without limitation: (A) the Ongoing Tools; (B) the specific design, structure and logic of individual programs; (C) their interactions with other portions of programs, both internal and external; and (D) the programming techniques employed therein. For the avoidance of doubt, in no event will any Ongoing Tool be deemed a Deliverable under the Agreement.

(c)	Grant of License.

(i)
Amdocs grants USCC a limited, nonexclusive, nontransferable license to use the Ongoing Tools in a manner and for a term consistent with the provisions of this Section 8.2 and solely for (A) USCC’s internal purposes (including, without limitation, performance of services similar to Services performed by Provider (e.g., infrastructure services)) related to the Services, TOPS, and/or DXP during the term of the applicable MSSOW; and (B) USCC’s performance of services similar to Services performed by Provider after the termination or expiration of the term of such MSSOW but prior to termination or expiration of the term of such license. For the avoidance of doubt, USCC shall not use the Ongoing Tools for performing services for any third parties.

(ii)
Each Ongoing Tool is and shall be classified as either a “Product Tool” or a “Service Tool” in an attachment to an applicable MSSOW. USCC may use each Ongoing Tool [***] days after the date on which Amdocs sends written notice to USCC notifying USCC of a possible or actual infringement or misappropriation of third-party rights with respect to the Ongoing Tool or components thereof or possible or actual damage to Amdocs due to USCC’s use of the Ongoing Tool (in which case Amdocs shall use commercially reasonable efforts (I) to obtain a license from the applicable third-party licensor, (II) to replace such Ongoing Tool with an equivalent tool of substantially similar functionality, (III) to provide the same tool to USCC as Provider Personnel use thereafter in place of such Ongoing Tool, or (IV) apply an applicable workaround. For the avoidance of doubt and notwithstanding anything to the contrary that may be contained in the Agreement (including, without limitation, Section 8.1(a) thereof), Provider shall have no liability or obligation to USCC with respect to infringement or misappropriation of third-party rights with respect to the Ongoing Tools or components thereof other than as set forth in this paragraph.

(iii)
The Ongoing Tools may not be sublicensed, resold, rented or distributed by USCC to any other party nor may USCC permit any third party (including USCC’s Third-Party Contractors) to use an Ongoing Tool, except as may be explicitly provided hereinafter.

(iv)
Product Tools are intended to effectuate the functionality of TOPS. The term of the license granted under Section 8.2(c)(i) with respect to each Product Tool will end (and USCC will cease all use of such Product Tool) upon the later of (A) the termination or expiration of the MSSOW under which such Product Tool has been provided to USCC; and (B) the termination or expiration of the Maintenance Order under the SLMA that encompasses Provider’s maintenance services for TOPS.

(v)
Notwithstanding Section 8.2(c)(iv), during the term of the license of each Product Tool, USCC may permit its Third-Party Contractors to utilize such Product Tool (A) solely for the benefit of USCC, (B) solely on USCC’s network, (C) in accordance with all the terms and restrictions of the license therefor provided to USCC hereunder, and (D) subject to all other applicable terms of the Agreement (including those regarding confidentiality). For the avoidance of doubt, in no event will USCC permit a Third-Party Contractor to install any Product Tools outside of USCC’s network or on hardware owned by a Consultant Competitor.

(vi)
Service Tools are intended to enhance the ability to provide services with respect to TOPS and/or DXP. The term of the license granted under Section 8.2(c)(i) with respect to each Service Tool will end (and USCC will cease all use of such Service Tool) upon the later of (A) the termination or expiration of the MSSOW under which such Service Tool has been provided to USCC; and (B) the end of the period ending upon the earlier of (I) six months after termination or expiration of such MSSOW; or (II) the termination or expiration of the Maintenance Orders under the SLMA that encompasses Provider’s maintenance services for TOPS. Notwithstanding the foregoing, with respect to a Service Tool that is used to enhance the ability to provide services solely with respect to DXP and which has been provided to USCC pursuant to MSSOW1, in the event that the DXP Hosting and Operations Services Term terminates or expires prior to the termination or expiration of MSSOW1, then the term of the license granted under Section 8.2(c)(i) with respect to each such Service Tool will end (and USCC will cease all use of such Service Tool) on the later of (x) six months after the termination or expiration of the DXP Hosting and Operations Services Term or (y) completion of the Termination Assistance Period with respect to the DXP Hosting and Operation Services; provided, however, that the license to any such Service Tool will not so end to the extent that access by USCC to such Service Tool is also used by USCC in connection with DXP Collaboration Activities pursuant to Exhibit S of the Dev SOW or is used by USCC pursuant to another unterminated or unexpired SOW or other agreement between the parties, in which case the license shall not terminate until six months after the termination or expiration of the Dev SOW or terminated or unexpired SOW or other agreement between the parties, as applicable.

(vii)
Notwithstanding Section 8.2(c)(vi), USCC may permit its Third-Party Contractors that are not Consultant Competitors to utilize such Service Tool (A) solely for the benefit of USCC, (B) solely on USCC’s network, (C) in accordance with all the terms and restrictions of the license therefor provided to USCC hereunder, and (D) subject to all other applicable terms of the Agreement (including those regarding confidentiality). For the avoidance of doubt, in no event will USCC permit a Third-Party Contractor to install any Service Tools outside of USCC’s network or on hardware owned by a Consultant Competitor.

(viii)
USCC may not use the Ongoing Tools for any purpose other than as specifically licensed herein. Unless the license to USCC for the use of the Ongoing Tools expressly includes provision by Amdocs to USCC of source code to the Ongoing Tools or any part thereof, USCC may not make any changes or modifications to the Ongoing Tools.

(ix)
During the term of the license herein, USCC may retain for back-up purposes the media, if any, on which the Ongoing Tools were provided. In addition, USCC may make one copy of the Ongoing Tools for back-up purposes in the event the media are damaged or destroyed. USCC shall not remove from such copies or otherwise alter Amdocs’ or its licensors’ respective copyright, trademark and/or other proprietary notices appearing in or on the Ongoing Tools as provided by Amdocs.

(x)
At least [***] days prior to any addition, removal or modification of any Ongoing Tool that is installed on the USCC network, Provider shall notify USCC of any such changes, and USCC shall cooperate with Provider in the installation, deinstallation, update or reinstallation of such Ongoing Tool on the USCC network, as necessary.

(d)	Quality; Support and Maintenance.

(i)	USCC acknowledges that the Ongoing Tools were developed for internal use by Provider Personnel, and as such, the Ongoing Tools (A) [***].

(ii)	Amdocs’ sole obligations with respect to the quality of the Ongoing Tools that are provided to USCC for use by USCC [***].

(iii)
For the purpose of clarification, to the extent that USCC requires implementation services in connection with any update, upgrade or newer version of the Ongoing Tools, USCC and Amdocs shall enter into a Statement of Work under the Agreement with respect to such implementation services. For the purpose of additional clarification, any updates, upgrades or newer versions of the Ongoing Tools provided to USCC will be subject to the terms and conditions of this Section 8.2.

(iv)
[***], Amdocs has no obligation to correct any bugs, defects or errors in the Ongoing Tools or otherwise provide maintenance, technical support or updates to USCC for the Ongoing Tools. No support, maintenance or Service Level set forth in the Agreement or any MS Bundle shall apply to USCC’s use of the Ongoing Tools pursuant to the license granted by Amdocs hereunder. Amdocs shall have no obligation whatsoever to deposit or maintain any of the Ongoing Tools’ source code in any escrow arrangement.

(e)	Documentation.

(i)
In connection with the provision of the Ongoing Tools, Amdocs shall provide to USCC documentation with respect thereto as set forth in this Section 8.2(e). After the [***] of the Commencement Date of the MSSOW under which Ongoing Tools are provided, within [***] days after the written request of USCC, Provider shall provide to USCC the documentation described in Section 8.2(e)(ii) and 8.2(e)(iii) hereof with respect to all then Ongoing Tools (an “Inflight Documentation Request”), provided that an Inflight Document Request had not been made previously. Provided that either (A) an Inflight Documentation Request has not been made previously by USCC during the initial or renewal Term of the applicable MSSOW or (B) USCC agrees to pay Provider’s Fees therefor, then (X) as part of Termination Assistance Services, Amdocs shall provide to USCC the applicable documentation described in Section 8.2(e)(ii) or 8.2(e)(iii) for the then Ongoing Tools within the timeframe provided therefor in the applicable Termination Assistance Services document and (B) in connection with the removal of Product Tools described in Section 8.2(a)(ii) and the retention thereof by USCC, Amdocs shall provide to USCC the documentation described in Section 8.2(e)(ii) no later than [***] days after such removal and retention. In addition, after an Inflight Documentation Request has been made under an applicable MSSOW, when updates, upgrades and newer versions of the Product Tools are provided to USCC under Section 8.2(d)(ii)(B) after the termination or expiration of the MSSOW under which such Ongoing Tools have been provided to USCC, Amdocs shall provide to USCC the documentation described in Section 8.2(e)(ii) no later than [***] days after the provision of such updates, upgrades and newer versions.

(ii)	For each Product Tool, Provider will provide to USCC a user guide document that will include the following sections:

Section Name	Section Description
Tool Name	Name of the tool
Description	What does the tool do, purpose and uses
Input variable	What does the tool require?
Output variables	What does the tool produce?
Options	Describe different options possible in the tool
Errors	Error handling, message and action expected
Additional information	Warnings or any limitations

(iii)	For each Service Tool, Provider will provide to USCC a specifications document that will include the following sections:

Section Name	Section Description
Tool Name	Name of the tool
Description	What does the tool do, purpose and uses
Users	List roles that leverage the tool
Process flows	End to end process facilitated by the tool
Input variable	What does the tool require?
Output variables	What does the tool produce?
Errors	Error handling, message and action expected
Reporting output	Sample reports or import/export specifications
Additional information	Warnings or any limitations
Requirements	List of all activities or functions a that tool performance
Solution details	How does the tool work , what database updates or files or configurations change etc.
Impacted processes	Subsystems that may be impacted
Impacted interfaces	Describe dependencies on interfaces or 3rd parties and integration methods used; Describe existing integrations/touch points to other services/tools
Architecture diagrams	Pictorial representation of the backend
Data Model	Data model where applicable
Operational concepts	What procedures does it impact or needs to be modified?
Impacts on Infra	Describe hardware, software, performance, storage and database capacity requirements
Test guidelines	Functional and performance testing guidelines

(f)
USCC’s Responsibility and Indemnification. USCC is responsible for ensuring that USCC and any and all permitted users and permitted USCC Third-Party Contractors using and/or accessing the Ongoing Tools through USCC use the Ongoing Tools in accordance with this Section 8.2. USCC shall indemnify, defend, and hold Amdocs harmless from any and all claims, demands, and/or liability arising out of USCC’s and/or any user’s or USCC Third-Party Contractor’s access to or use of the Ongoing Tools. USCC shall: (i) promptly notify Amdocs of any material non-conformities with the provisions of this Section 8.2 in accordance with established reporting procedures; and (ii) undertake remedial corrective actions as reasonably instructed by Amdocs.

(g)
DISCLAIMER. THE ONGOING TOOLS ARE PROVIDED “AS IS.” TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, USCC ACKNOWLEDGES THAT USCC’S USE (AND THE USE BY PERMITTED USCC THIRD-PARTY CONTRACTORS) OF THE ONGOING TOOLS IS SOLELY AT USCC’S RISK. AMDOCS HEREBY DISCLAIMS ALL CONDITIONS AND WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY AND ALL IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY, TITLE, NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR THAT DEFECTS IN THE ONGOING TOOLS WILL BE CORRECTED, ALL WITH RESPECT TO THE ONGOING TOOLS AND/OR REGARDING THE USE OR THE RESULTS OF SUCH USE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY ANY PERSON OR ENTITY SHALL DEROGATE FROM THE ABOVE OR CREATE OR ADD ANY OTHER WARRANTY OR REPRESENTATION. ANY WARRANTY SET FORTH IN THE AGREEMENT, ANY MS BUNDLE SUBJECT TO THE AGREEMENT, AND/OR ANY AMENDMENT, EXHIBIT, ANNEX, OR ADDENDUM TO ANY OF THEM SHALL NOT APPLY WITH RESPECT TO THE ONGOING TOOLS.

(h)
Confidentiality. The Ongoing Tools, including their existence and features and related information, are Amdocs Confidential Information. Such Ongoing Tools, and all other related documentation and information, are subject to the confidentiality provisions of the Agreement; provided, however, that USCC may provide the Product Tools, the related documentation and information, as well as the specifications documents for Service Tools (but, for purpose of clarification, not the Service Tools or any other related documentation or information) to Consultant Competitors solely in connection with the permitted uses of the Product Tools or Service Tools, as applicable, but always subject to the provisions of Section 8.2(c). For the purpose of clarification, after termination of the applicable MSSOW and prior to termination of the license hereunder of the applicable Ongoing Tool, the documentation and information related to the Product Tools as well as the specifications documents for Service Tools may be provided to Consultant Competitors in order to permit them to build and/or supply a similar tool to USCC.

(i)
No Export. USCC shall not export any of the Ongoing Tools, in whole or in part, outside of the United States of America in any manner or by any means without complying with all applicable export control laws and regulations of both the United States of America and the applicable country or territory.

9.	Remedies

9.1
Certain Acknowledged Damages. Notwithstanding anything to the contrary that may be set forth in Section 9.2 of the Agreement, Amdocs shall be liable to USCC for the following damages to the extent arising out of or based upon a USCC Termination for Cause of this MSOWMS or any Managed Services Statement of Work:

(a)	Costs and expenses of recreating or reloading any lost, stolen or damaged USCC Data.

(b)	Costs and expenses of implementing a work-around in respect of a failure to provide the Services or any part thereof.

(c)
Costs and expenses of replacing lost, stolen or damaged Equipment, software, and other materials to the extent such loss, theft or damage arises out of or is based upon the negligence or willful misconduct of Provider Personnel.

(d)
Cover damages, including the costs and expenses incurred to procure the Services or corrected Services from an alternate source, that exceed Provider’s charges under this MSOWMS or an applicable Managed Services Statement of Work for the replaced Services.

(e)
Costs and expenses incurred to procure substitute services (and for temporary increases in headcount for customer care, defect management and resolution, or resources for code revisions or script writing services), including straight time, overtime and related expenses, overhead allocations for employees, wages and salaries of additional employees, travel expenses, telecommunication charges and similar charges.

(f)	Damages of a USCC Affiliate which would be direct damages if they had instead been suffered by USCC (including being so considered under this Section).

(g)
Amounts of any credits issued, fees or charges reversed and similar write-offs of all or a portion of customers’ balances due to billing or operational errors including, without limitation, errors in the customers’ bills and/or late delivery of such bills.

(h)
Costs and expenses incurred by USCC for (i) printing, presorting and postage related to duplicate or erroneous bills; (ii) incremental and/or duplicate advertising and promotional costs related to errors or delays in the EPC or delays in other product launches; (iii) training to enhance associates’ skillsets to enable the proper handling of workarounds and other solutions that are necessary because of Defects; and (iv) correcting duplicate customers associated with a single Temporary Mobile Subscriber Identity or “TMSI”.

9.2	Specific Limitations of Liability.

(a)	PROVIDER’S LIABILITY TO USCC PURSUANT TO SECTIONS 9.1(e), 9.1(g) AND 9.1(h) OF THIS MSOWMS SHALL BE LIMITED TO 50% OF THE AMOUNT OF USCC’S DAMAGES IN CONNECTION THEREWITH.

(b)
WITH RESPECT TO PROVIDER’S LIABILITY TO USCC PURSUANT TO SECTIONS 9.1(e), 9.1(g) AND 9.1(h) AND SUBJECT TO SECTION 9.2(a), IN NO EVENT SHALL PROVIDER BE LIABLE TO USCC FOR ANY REASON, WHETHER IN CONTRACT OR IN TORT, FOR ANY SUCH DAMAGES ARISING OUT OF OR BASED UPON PROVIDER’S OBLIGATIONS UNDER SECTIONS 9.1(e), 9.1(g) AND 9.1(h) EXCEEDING IN THE AGGREGATE 60% OF THE FEES PAID BY USCC TO PROVIDER UNDER THE APPLICABLE MANAGED SERVICES STATEMENT OF WORK DURING THE TWELVE MONTHS PRECEDING THE DATE UPON WHICH THE RELATED CLAIM ACCRUED, REGARDLESS OF THE FORM IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT. FOR THE AVOIDANCE OF DOUBT, ANY DAMAGES PAID BY PROVIDER UNDER SECTION 9.1 IN CONNECTION WITH A GIVEN MANAGED SERVICES STATEMENT OF WORK SHALL, IN AN AMOUNT EQUAL TO SUCH PAID DAMAGES (a) REDUCE THE LIABILITY LIMIT APPLICABLE TO SUCH MANAGED SERVICES STATEMENT OF WORK WITH RESPECT TO ANY DAMAGES FOR WHICH PROVIDER MAY BE LIABLE UNDER SECTION 9.1 DURING THE TWELVE-MONTH PERIOD COMMENCING ON THE DATE THAT PROVIDER PAID SUCH DAMAGES, AND (b) REDUCE THE LIABILITY LIMIT SET FORTH IN SECTION 9.1 OF THE AGREEMENT APPLICABLE TO SUCH MANAGED SERVICES STATEMENT OF WORK WITH RESPECT TO ANY DAMAGES FOR WHICH PROVIDER MAY BE LIABLE UNDER THE AGREEMENT DURING THE TWELVE-MONTH PERIOD COMMENCING ON THE DATE THAT PROVIDER PAID SUCH DAMAGES.

10.	Risk of Loss

Provider is responsible for the risk of loss of, or damage to, any property owned or leased by Provider, unless such loss or damage was caused by the negligence or willful misconduct of USCC.

11.	Term and Termination

11.1.
Term. The term of this MSOWMS (the “Term”) shall commence on the MSOWMS Effective Date and shall end simultaneously with the end of the term of the Agreement; provided, however, that upon written notice to Provider at least 30 calendar days prior to the date of termination set forth in such written notice, USCC may terminate (in whole) this MSOWMS, provided that there are no Managed Services Statements of Work remaining in effect after such date of termination.

11.2.	USCC Termination.

(a)
For Cause. USCC may terminate this MSOWMS or any one or more Managed Services Statements of Work hereunder (in whole only) by written notice to Provider upon the occurrence of any of the following events (any such termination, a “USCC Termination for Cause”):

(i)	The occurrence of any of the conditions that are specified in Schedule B to this MSOWMS as qualifying as a cause for termination under this Section.

(ii)
If Provider fails to complete the Transition Services by the time specified in the Transition Plan, if applicable, to the extent within Provider’s control, and Provider then fails to cure by completing the Transition Services during the [***]-day period commencing upon Provider’s receipt of written notice from USCC that Provider has not completed the Transition Services by the time specified in the Transition Plan, provided that USCC has not delivered to Provider an Assumption Directive (as defined in Schedule A to this MSOWMS) in accordance with the terms and conditions of the applicable MSSOW (other than the terms and conditions related to the Transition Services), which Assumption Directive may be subject to a Post-Assumption Plan (as defined in Schedule A to this MSOWMS).

(iii)	Any right to terminate for cause pursuant to Section 5.2(a) of the Agreement.

(b)	Without Cause. USCC may terminate an MS Bundle for convenience only if provided therefor, and subject to the terms and conditions set forth in the applicable MSSOW.

11.3.
Provider Termination. In addition to the rights granted to Provider under the Agreement, Provider may terminate this MSOWMS or any one or more Managed Services Statements of Work hereunder if USCC has failed to pay either (a) an amount that is equal to or greater than [***] months of invoices hereunder or the applicable MSSOW, as applicable (regardless of whether any of such amount is the subject of a dispute), or (b) an amount that is equal to or greater than [***] months of invoices hereunder or the applicable MSSOW, as applicable, where such unpaid amount is not the subject of a good faith dispute.

11.4.	Effects of Termination.

(a)
Remedies. Subject to Section 9.2, in the event of a USCC Termination for Cause, Provider shall be liable to USCC for any actual direct damages resulting from the occurrence giving rise to termination, subject to any limitations thereon provided for in the Agreement. Termination shall not constitute a party’s exclusive remedy for any default, and neither party shall be deemed to have waived any of its rights accruing hereunder prior to such default.

(b)
Transition. In the event of any expiration or termination, Provider shall cooperate reasonably in the orderly wind-down of the Services and/or transition to another provider, such cooperation to include reasonable continuity of Provider Personnel during the transition with those providing Services hereunder.

(c)
Survival. The obligations and rights of the parties pursuant to: (i) Section 1.3 (Construction); (ii) Section 3.3 (Acknowledgement of Nondisclosure Obligations); (iii) Section 6 (Price and Payments) as to amounts due on the date of termination or with respect to Services provided following termination in connection with termination assistance; (iv) Section 7.2 (Savings Clause), (v) Section 7.3 (Dispute Resolution); (vi) Section 8 (Proprietary Materials); (vi) Sections 9.2 (Specific Limitations of Liability); (viii) Section 10 (Risk of Loss); (ix) Section 11.4 (Effects of Termination); (x) Section 11.5 (Termination Assistance) and all other provisions of the MS Bundle applicable to Services provided in connection with termination assistance; (xi) Section 12.1 (Legal Compliance) solely to the extent necessary for Termination Assistance Services being provided by Provider; (xii) Section 13 (Miscellaneous); (xiii) Appendix A (Definitions), as defined terms are used in the provisions that survive termination; (xiv) Appendix C (USCC Policies) solely to the extent necessary for Termination Assistance Services being provided by Provider; (xv) Appendix G (Form of Acknowledgement of Nondisclosure Obligations); (xvi) Section 2 of Schedule D (Governance); and (xvii) and any other provision that should naturally extend beyond expiration or termination, shall survive any expiration or termination of this MSOWMS or an applicable Managed Services Statement of Work. Termination of less than all of the Managed Services Statements of Work shall not affect the parties’ obligations under any non-terminated Managed Services Statement of Work then in effect and as to such then-existing Managed Services Statements of Work, this MSOWMS and the Agreement shall be deemed to continue in full force and effect until the Services under such Managed Services Statement of Work are completed.

11.5.	Termination Assistance.

(a)
General Obligations. In connection with any expiration or termination of the Term, or with termination of Provider’s performance of any Services then being provided hereunder, Provider shall take all reasonably necessary and appropriate actions to assist USCC to accomplish a transition from Provider to USCC, or to any Third-Party Contractor designated by USCC, of the Services being terminated or expiring, without material interruption or material adverse impact on the Services or Service Levels, in accordance with an applicable Managed Services Statement of Work, (all such actions collectively, “Termination Assistance Services”). All Termination Assistance Services provided by Provider shall, other than as provided in an applicable Managed Services Statement of Work, be deemed Services and the ongoing Services (but not necessarily the Termination Assistance Services) shall be at [***] (other than the applicable Fees for the Services) to USCC beyond what USCC would have paid for the Services.

(b)
Termination Assistance Process. The Termination Assistance Services process shall begin on [***] (the “Termination Assistance Commencement Date”) and, unless the parties subsequently agree in writing to renew the Term, Provider shall continue to provide Termination Assistance Services until the Termination Assistance Services have been completed in accordance with this Section 11.5 and the applicable MSSOW but in no event for longer than [***] consecutive months (the “Termination Assistance Period”).

(c)
Preparation for Termination Assistance. As the end of the Term approaches or upon commencement of Termination Assistance Services, Provider shall make available to USCC such documentation and other information regarding the performance of the Services as specified in the applicable Managed Services Statement of Work. Provider shall:

(i)
Procure and deliver to USCC, upon USCC’s request and at USCC’s cost, such third party authorizations and consents to permit the timely conveyance or assignment to USCC (or its designee), during Termination Assistance Services, of all Third-Party Contracts licenses, and agreements between Provider and any third parties who provide goods or services used by Provider in the provision of Services only for USCC and for no other Provider customers;

(ii)
Cooperate with USCC to obtain such third-party authorizations and consents to permit the conveyance or assignment to USCC (or its designee) of all other Third-Party Contracts, licenses, and agreements between Provider and any third parties who provide goods or services used by Provider in the provision of Services; and

(iii)
Provided that in each case, in the event that such third party authorizations or consents have not been obtained and cannot be obtained in conjunction with Termination Assistance Services, Provider shall: (A) promptly notify USCC of which third party authorizations or consents it is unable to obtain, (B) advise USCC regarding alternative sources of goods, services or software comparable to those being provided under each such agreement identified in Section 11.5(c)(i) (to the extent such sources are identified by USCC or known to Provider), and (C) to the extent USCC and Provider agree to do so, proceed to procure and implement such alternatives on behalf of USCC; provided that USCC shall have the option at all times to enter into the applicable licenses or other contracts in its own name.

12.	Provider Compliance Matters

12.1
Legal Compliance. Provider shall obtain all licenses, permits and certifications required of Provider as a service provider by law or regulation for Provider to perform the Services and shall pay all fees, taxes and related costs associated therewith. USCC shall obtain all licenses, permits and certifications required of USCC by law or regulation to receive the Services and shall pay all fees, taxes and related costs associated therewith. USCC shall be responsible for and shall pay or reimburse any costs, damages, liability, fines or other charges (including any applicable attorneys’ fees) arising from any noncompliance.

12.2
Service Locations. The Services shall be provided to USCC solely from (a) the USCC Service Locations, (b) Provider Service Locations, and (c) any other location for which Provider has received USCC’s written consent. In addition, Provider shall not store USCC Data at or through any locations other than the specified Provider Service Locations or knowingly transmit USCC Data through a country other than the countries in which the Service Locations are located unless otherwise mutually agreed by the parties in writing. Provider and Provider’s Agents may not provide or market services to a third party or to itself from an USCC Service Location without USCC’s consent. Unless otherwise expressly stated in this MSOWMS or an applicable Managed Services Statement of Work, all connectivity between Provider’s Service Locations and USCC’s Service Locations and all related charges shall be Provider’s responsibility.

12.3
New Service Locations. If Provider requests USCC’s approval to provide Services from a location other than a location described in Section 12.2, Provider shall provide to USCC a written relocation proposal that sets forth a description of the proposed new location, the reasons for the proposed relocation, how the relocation will be beneficial to USCC in terms of performance and other relevant measures, as well as any other information requested by USCC. USCC may reasonably approve or reject any proposal submitted by Provider pursuant to this Section 12.3. Any incremental costs incurred by USCC as a result of relocation to, or use of, any location other than the locations described in Section 12.2 shall be paid by Provider or reimbursed by Provider to USCC.

13.	Miscellaneous

13.1
Order of Precedence. In case of conflicts, the order of precedence of the documents constituting the agreement between the parties with respect to Services provided under this MSOWMS shall be as follows, with each listed document superseding the later listed document:

(a)	Each Managed Services Statement of Work

(b)	This MSOWMS

(c)	The Agreement

13.2
Currency; Language. All amounts stated herein and all Fees determined hereunder are in United States Dollars, unless otherwise required by Applicable Law or expressly stated. This MSOWMS and all proceedings hereunder shall be conducted in the English language; any translation of this MSOWMS or any Managed Services Statement of Work into another language shall be for convenience only but shall not modify the meaning hereof in English.

13.3
Additional Warranties. All Services under this MSOWMS shall be subject to the warranties under Section 7 of the Agreement. In addition to the warranties set forth in Section 7 of the Agreement, the following warranties shall apply:

(a)
No Financial Interest. Each party represents and warrants to the other that neither it nor any of its Affiliates has, shall have, or shall acquire, any contractual, financial, business, or other interest, direct or indirect, that would materially conflict with its performance of its duties and responsibilities under this MSOWMS or otherwise create an appearance of impropriety with respect to the award, performance or receipt of the Services.

(b)
No Abuse of Authority for Financial Gain. Each party represents and warrants to the other that neither it nor any of its Affiliates has used or shall use the authority provided or to be provided under this MSOWMS to obtain undisclosed financial gain for itself outside of this Agreement.

(c)
No Use of Information for Financial Gain. Each party represents and warrants to the other that neither it nor any of its Affiliates has used or shall use any Confidential Information of the other party to obtain undisclosed financial gain for itself or any such Affiliate outside of this Agreement.

(d)
No Influence. Each party represents and warrants to the other that neither it nor any of its Affiliates, nor any employee of either, has accepted or shall accept anything of value in violation of its own internal business code of conduct or other internal policies intended to prevent bribery, and that neither it nor any of its Affiliates, nor any employee of either, shall attempt to influence any employee of the other party by the direct or indirect offer of anything of value in violation of the business code of conduct or other internal policies of the recipient party intended to prevent bribery.

13.4
Risk Management. [***]. As new risks are identified by Consultant, the parties shall work together to develop strategies and plans to deal with such risks. Key activities include the following: (a) Consultant will identify risks; (b) Consultant will determine likely impact and probability for each risk; (c) Consultant will prioritize risks; (d) Consultant will work with USCC to quantify risks; (e) Consultant will work with USCC to define mitigation strategies for each risk; (f) Consultant will review mitigation strategies with key stakeholders; (g) Consultant and USCC will execute mitigation strategies approved by USCC; (h) Consultant will review risks with USCC at least once each month (generally as part of status meetings); and (i) USCC and Consultant will move a risk to the issue management process if such risk materializes. For the avoidance of doubt, Consultant’s obligations under this Section 13.4 shall not apply to any Termination Assistance Services that are then being provided.

IN WITNESS WHEREOF, the parties have executed this MSOWMS as of the MSOWMS Effective Date by their duly authorized representatives in one or more counterparts, each of which shall constitute an original.

USCC SERVICES, LLC		AMDOCS TETHYS LIMITED
By:	/s/ Catherine Shackleford	By:	/s/ Dushyant Ruchwani
Name:	Catherine Shackleford	Name:	Dushyant Ruchwani
Title:	VP Supply Chain	Title:	Director

APPENDIX A
Definitions

1.	Introduction

The following capitalized terms in this Appendix A shall have the meanings indicated when used in the MSOWMS, its Appendices, Schedules, Exhibits, Annexes and Attachments (collectively “MSOWMS Documents”) or an MSSOW, its Appendices. Schedules, Exhibits, Annexes and Attachments (collectively “MSSOW Documents”). Any capitalized term that is not defined in the MSOWMS Documents, including pursuant to Sections 1.2(c) and 1.2(d) of the MSOWMS, or in the MSSOW Documents, shall have the meaning assigned to it in the Agreement to the extent it is defined in the Agreement. If there is a conflict between a term defined in this Appendix A and a capitalized term defined in or pursuant to the MSOWMS Documents (other than this Appendix A), the MSSOW Documents or the Agreement, the following order of precedence shall apply:

(i)	the applicable MSSOW Documents; then

(ii)	the MSOWMS Documents (other than this Appendix A); then

(iii)	this Appendix A; then

(iv)	the Agreement.

2.	Definitions

2.1
“Acceptance” means that a Deliverable meets the Acceptance Criteria and acceptance of such Deliverable has occurred. Notwithstanding anything to the contrary, use of any Deliverable or Service in a production environment shall be deemed an Acceptance of such Deliverable or Service.

2.2	“Acceptance Criteria” means, with respect to a Deliverable, the criteria for determining whether such Deliverable meets the applicable Specifications.

2.3
“Acceptance Test Procedures” means the test procedures and standards set forth in the applicable Statement of Work or such other standards as are agreed upon in writing, to determine whether a Deliverable meets the Acceptance Criteria.

2.4
“Adobe Target Standard” or “Adobe Target” means an Adobe tool included in the Web Evolution Solution to be used by USCC in its marketing efforts, including A/B testing and content personalization. For clarification, Consultant’s responsibilities under this SOW do not include training or services related to USCC’s use of the content personalization capabilities enabled by Adobe Target Standard.

2.5
“AEM” or “Adobe Experience Manager” means the Adobe software components that include CMS, Author, Publisher, and Dispatcher applications and tools provided by Consultant as part of the Web Evolution Solution for USCC’s use to build and maintain content for the Web Evolution Solution.

2.6	“Accounts Receivable” or “A/R” means the function that handles payments owed by and received from USCC’s customers and provides related operational support.

2.7	“AMC” means Amdocs Monitoring & Control.

2.8
“Applicable Laws” means, as to any Person, all United States or foreign laws (including, but not limited to, any environmental laws), treaties, ordinances, judgments, decrees, injunctions, writs, orders and stipulations of any court, arbitrator or governmental agency or authority and statutes, rules, regulations, orders and interpretations thereof of any federal, state, provincial, county, municipal, regional, environmental or other governmental entity, instrumentality, agency, authority, court or other body (i) applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or (ii) having jurisdiction over all or any part of any Service provided or the Services to be performed pursuant to the terms of the MSOWMS to the extent applicable to Provider as the provider of Services.

2.9	“Approved Pass-Through Charges” has the meaning set forth in Schedule C.

2.10	“Approved Subcontractors” means the entities listed in Exhibit K of the Agreement.

2.11	“Assumption Directive” has the meaning set forth in Section 5.4 of Schedule A to the MSOWMS.

2.12	“At-Risk Amount” has the meaning set forth in Schedule B.

2.13	“Billing Analysis” means the function that supports Revenue Assurance and billing management teams in conducting timely and accurate issue analytics.

2.14	“Billing Operations” means the function that supports and manages production of timely and accurate bills for USCC’s customers in multiple formats.

2.15	“BPT” means Business Parameter Tables.

2.16	“Business Day” means any weekday other than a day designated as a holiday under the applicable USCC holiday schedule.

2.17	“Change Analysis” has the meaning set forth in Appendix F.

2.18	“Change Control Procedures” has the meaning set forth in Appendix F.

2.19	“Change Order” has the meaning set forth in Appendix F.

2.20
“Change in Control” of a Person means any change (resulting from a single transaction or series of related transactions) in the legal, beneficial, or equitable ownership, direct or indirect, such that control of that Person is no longer with the same Person or Persons as on the Effective Date, or the transfer of all or any substantial portion of that Person’s business and assets.

2.21	“Commencement Date” means start date that Services for any Managed Services Statement of Work begin.

2.22	“Confidential Information” has the meaning set forth in Section 1.2 of the Agreement.

2.23	“Configuration” means the capability achieved through configuration of parameters or functionality based on capabilities inherent in the existing code.

2.24
“Contract Year” means one of the consecutive 12-month periods during the Term of a relevant Managed Services Statement of Work, starting on the Commencement Date of such Managed Services Statement of Work or on any of the anniversaries of such Managed Services Statement of Work.

2.25	“Customization” means the capability achieved by performing changes to existing code (e.g., via Java, C++) (including adding new code) using standard product toolkits.

2.26
“Core Product” means (a) the object code form of Amdocs’ proprietary generic software products and modules that are licensed by Amdocs to USCC pursuant to and as specifically listed in License Orders; (b) the software products from third parties for which Amdocs obtained the license for and/or on behalf of USCC including, without limitation, MicroTelecom proprietary software products licensed by Amdocs to USCC in accordance with the Amended and Restated License Order No. 1 effective as of October 1, 2019; and (c) any modifications to the foregoing made by Amdocs pursuant to the Maintenance Orders.

2.27	“Daily Maintenance Window” means the time period commencing at 1:00 am U.S. Central time and ending at 5:00 am U.S. Central time.

2.28	“Data Security Incident” has the meaning set forth in Section 1.6 of the Agreement.

2.29	“Data Source” has the meaning set forth in Schedule B.

2.30	“Defect” has the meaning set forth in Section 4.4 of MSSOW1.

2.31	“Defect Management” means the function that triages, tracks and manages defects, and oversees defect management.

2.32	“Deliverable” has the meaning set forth in the Agreement.

2.33	“Displaced Personnel Activities” has the meaning set forth in Section 2.1(b) of the MSOWMS.

2.34	“Dispute” has the meaning set forth in Schedule D.

2.35	“Documentation Standards” has the meaning set forth in Section 2.7(c) of the MSOWMS.

2.36	“Early Termination Fees” has the meaning set forth in Schedule C.

2.37	“Emergency Change” has the meaning set forth in Appendix F.

2.38	“EPC” means Enterprise Product Catalog.

2.39	“Escalations” means the function that handles escalations and manages appropriate resolutions of escalated incidents.

2.40
“Equipment” means the computer, telecommunications equipment, and Facility-related hardware, equipment, and peripherals (including without limitation cables, wiring, conduit, fixtures, etc.) (a) owned or leased by USCC or Provider or (b) used by either USCC or Provider in conjunction with the Services.

2.41
“Equipment Leases” means all leasing arrangements whereby USCC or its Affiliates leases Equipment as of the Commencement Date, which will be used by Provider to perform the Services after the Commencement Date.

2.42	“Exit Criteria” has the meaning set forth Section 3.3 of Schedule A to the MSOWMS.

2.43	“Expiring Services” means Services that Provider ceases to provide in connection with any expiration or termination of a Managed Services Statement of Work.

2.44	“Expiring Services Termination Date” means the date on which Provider ceases to perform the Expiring Services.

2.45	“Facilities” has the meaning specified in Section 5.3 of MSOWMS.

2.46	“Fees” means collectively the Service Fees and Approved Pass-Through Charges as more fully specified in Schedule C.

2.47	“Formula” has the meaning set forth in Schedule B.

2.48	“Freeze Requirements” means the requirements that may not be changed unless written permission for any requested change is obtained from USCC.

2.49	“FTE” means Full Time Equivalent.

2.50	“General Support Services” has the meaning set forth in an applicable Managed Services Statement of Work.

2.51	“Hot Fix” means source code and/or data/configuration change(s) in TOPS and/or DP applied to an environment.

2.52	“Industry Standard” has the meaning set forth in Section 4 of Exhibit G to the Agreement.

2.53	“Inflight Documentation Request” has the meaning set forth in Section 8.2(e)(i) of the MSOWMS.

2.54
“Internal Purposes” means all internal purposes including testing, development, and processing on multiple workstations and at multiple sites. Internal Purposes of USCC also includes the provisions of data processing services to current and future USCC Affiliates.

2.55	“Issue Management” means the function that tracks and manages production issues with oversight of the issue management process.

2.56	“Key Performance Indicator” or “KPI” has the meaning set forth in Schedule B.

2.57	“Key Persons” has the meaning set forth in Section 3.1 of the MSOWMS.

2.58	“Level 1 Dispute” has the meaning set forth in Schedule D.

2.59	“Level 2 Dispute” has the meaning set forth in Schedule D.

2.60	“Level 3 Dispute” has the meaning set forth in Schedule D.

2.61	“Level 4 Dispute” has the meaning set forth in Schedule D.

2.62	“License Orders” are the License Orders entered into between Provider and USCC under and pursuant to the terms of the SLMA, as such License Orders may be amended from time to time.

2.63	“Maintenance Orders” means the Maintenance Orders entered into between Provider and USCC under and pursuant to the terms of the SLMA, as such Maintenance Orders may be amended from time to time.

2.64
“Managed Services” means those Services provided by Provider under the terms of the MSOWMS or any Managed Services Statement of Work entered into by the parties pursuant to the terms of the MSOWMS. For the avoidance of doubt, all Managed Services shall be Services under the terms of the Agreement. For further avoidance of doubt, any reference to “Services” in the MSOWMS or any Managed Services Statement of Work shall be a reference to “Managed Services” and not to other Services that may be provided by Provider pursuant to any Statement of Work under the Agreement other than the MSOWMS or a Managed Services Statement of Work under the MSOWMS.

2.65	“Managed Services Statement of Work” or “MSSOW” has the meaning set forth in Section 1.1 of the MSOWMS.

2.66	“Mass Order” means two or more orders submitted together to execute generally similar requests.

2.67	“Master Statement of Work for Managed Services” or “MSOWMS” means the document to which this Appendix A is attached, including all attachments, Appendices, Exhibits, and Schedules thereto.

2.68	“Measurement Period” has the meaning set forth in Schedule B.

2.69	“MSOWMS Effective Date” has the meaning specified in the introduction to the MSOWMS.

2.70
“MSSOW1” means that certain 2019 Managed Services Statement of Work No. 1 dated as of October 1, 2019 (as may be amended from time to time) between USCC and Consultant and entered into pursuant to and under the terms of the MSOWMS.

2.71	“Non-Satisfied Exit Criteria” has the meaning set forth in Section 5.2 of Schedule A to the MSOWMS.

2.72	“Non-Satisfied Notice” has the meaning set forth in Section 5.2 of Schedule A to the MSOWMS.

2.73	“Notice of Non-Receipt” has the meaning set forth in Section 5.3 of Schedule A to the MSOWMS.

2.74	“Ongoing Tools” has the meaning set forth in Section 8.2(a) of the MSOWMS.

2.75
“Order Management System” or “OMS” means, as the context requires: (a) the module of Amdocs Customer Management previously known as “Amdocs Ordering” that is licensed by Amdocs to USCC in accordance with the License Orders (as may be modified by Amdocs pursuant to the Maintenance Orders); (b) the interconnected grouping of manual and electronic processes within TOPS that utilize and/or are built around such module; and/or (c) the functional area (including personnel resources) that manages the service order lifecycle and helps fulfill complex and bundled orders by ensuring that the proper sequence of related interdependent tasks is successfully completed.

2.76	“Pass-Through Charges” has the meaning set forth in Section 1.4 of Schedule C.

2.77	“Pending Exit Criteria” has the meaning set forth in Section 5.4 of Schedule A to the MSOWMS.

2.78	“Performance Requirements” has the meaning set forth in Schedule B.

2.79
“Person” means any natural person, corporation, limited liability company, limited liability partnership, general partnership, limited partnership, trust, association, governmental organization or agency, or other legal person or legally constituted entity of any kind.

2.80	“Post-Assumption Plan” has the meaning set forth in Section 5.4 of Schedule A to the MSOWMS.

2.81	“Product Tools” are those Ongoing Tools identified as “Product Tools” in an attachment to an MSSOW.

2.82
“Production Environment” means the hardware, middleware and operating system software that is utilized in order to make commercial use of TOPS and/or DXP in connection with the provision of services, billing for such services and customer care and relationship management for USCC’s customers.

2.83	“Proposal” has the meaning set forth in Appendix F.

2.84	“Provider Disaster Recovery Plan” or “P/DRP” has the meaning set forth in Schedule E.

2.85	“Provider Personnel” means employees, representatives, contractors, Subcontractors, and agents of Provider and its Subcontractors.

2.86	“Provider Service Locations” are those Service Locations of Provider identified as “Provider Service Locations” in Schedule F of the MSOWMS or an attachment to an MSSOW.

2.87	“Remedy” means the BMC software incident management tool implemented and used by USCC to create, log, route and escalate support tickets.

2.88	“Remedy Ticket” means an incident ticket within Remedy.

2.89
“Resource Unit” means the unit of Services which is attributable to a specified Resource Unit Rate. For example, if a Resource Unit Rate exists and is defined as being charged “per FTE hour” the Resource Unit applicable to such Resource Unit Rate will be one (1) FTE hour.

2.90	“Resource Unit Rate” means the Service Fees chargeable by Provider to USCC for one Resource Unit.

2.91	“Request” has the meaning set forth in Appendix F.

2.92
“Required Consents” means the consents (if any) required to be obtained: (i) to assign or transfer to Provider USCC licensed Third-Party Software, Third-Party Contracts or Equipment Leases (including related warranties); (ii) to grant Provider the right to use and/or access the USCC licensed Third-Party Software in connection with providing the Services; (iii) to grant USCC and its Affiliates the right to use and/or access the software owned by Provider, Third-Party Software and Equipment acquired, operated, supported, used, or required to be used by Provider in connection with providing the Services; (iv) to assign or transfer to USCC, its Affiliates or their designee(s) any Covered Work Product, (v) to assign or transfer to USCC, its Affiliates or their designee(s) Provider owned software, Third-Party Software, Third-Party Contracts, Equipment Leases or other rights following the Term to the extent provided in the MSOWMS; and (vi) all other consents required from third parties in connection with Provider’s provision of the Services or performance of its obligations hereunder.

2.93	“Revenue Assurance” means the function that is responsible for issues related to billing and revenue collection.

2.94	“RTO” means Recovery Time Objective.

2.95	“RVR” means Revenue Variance Report.

2.96	“Satisfied Notice” has the meaning set forth in Section 5.2 of Schedule A to the MSOWMS.

2.97	“Service Fees” has the meaning set forth in Schedule C.

2.98
“Service Level” or “SLA” means the specific performance metrics measuring the quality, efficiency or other metric regarding Provider’s performance of the Services, as set forth in Schedule B to the MSOWMS.

2.99	“Service Level Components” has the meaning set forth in Schedule B.

2.100	“Service Level Credit” has the meaning set forth in Schedule B.

2.101	“Service Level Default” has the meaning set forth in Schedule B.

2.102	“Service Level Measurement” has the meaning set forth in Schedule B.

2.103	“Service Level Target” has the meaning set forth in Schedule B.

2.104	“Service Location” shall mean an approved location from which Provider may provide Services as identified in a Schedule to the MSOWMS or in an applicable MSSOW.

2.105	“Service Tools” are those Ongoing Tools identified as “Service Tools” in an attachment to an MSSOW.

2.106	“Services” means all the services to be provided by Provider hereunder.

2.107
“SLMA” or “Software License and Maintenance Agreement” means the August 17, 2010 Software License and Maintenance Agreement by and between USCC Services, LLC (successor-in-interest to United States Cellular Corporation) and Amdocs Tethys Limited (successor-in-interest to Amdocs Software Systems Limited).

2.108	“SME Change” has the meaning set forth in Section 3.1(g) of the MSOWMS.

2.109
“Subcontractor” means each Affiliate of Provider and each third party with which Provider or another subcontractor of Provider (of any tier) has entered into a contract to perform for Provider in connection with Provider’s delivery of Services under the MSOWMS or any Managed Services Statement of Work.

2.110
“System” means an interconnected grouping of manual or electronic processes, including Equipment, software and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, upgrades or enhancements to such System, to the extent a Party has financial or operational responsibility for such System or System components hereunder. System shall include all Systems in use or required to be used as of the Commencement Date, all additions, modifications, substitutions, upgrades or enhancements to such Systems and all Systems installed or developed by or for USCC, its Affiliates or Provider following the Commencement Date.

2.111
“Suite” means the Amdocs proprietary software products and modules that are licensed by Amdocs to USCC in accordance with License Order No. 1, License Order No. 2, License Order No. 3, and any subsequent License Order as defined in and pursuant to the SLMA) between USCC and Consultant (collectively the “USCC License Orders”), together with the MicroTelecom proprietary software products licensed by Amdocs to USCC in accordance with the USCC License Orders all as amended from time to time. For clarification, the Suite does not include Consultant’s Bridgewater affiliate’s AAA (authentication, authorization, and accounting) products or the Service Control Platform (SCP/ NBU).

2.112	“Termination Assistance Commencement Date” has the meaning set forth in Section 11.5(b) of the MSOWMS.

2.113	“Termination Assistance Period” has the meaning set forth in Section 11.5(b) of the MSOWMS.

2.114	“Termination Assistance Services” has the meaning set forth in Section 11.5(a) of the MSOWMS.

2.115	“Third-Party Contractor” means a third party engaged on an outsourcing or similar basis to provide services to the engaging party.

2.116	“Third-Party Contracts” means all agreements between third parties and USCC that are relevant to the Services.

2.117	“Third-Party Materials” has the meaning specified in Section 8.1 of the MSOWMS.

2.118	“Third-Party Software” means all computer software licensed by either USCC or Provider in connection with the Services and Deliverables from parties not affiliated with USCC or Provider.

2.119
“TOPS” means (a) the Suite, excluding any Software licensed under the License Order that is a component of the Digital Platform (including the Software licensed under Sections 2.1(b), 2.1(c) and Section 2.1(d) of the Amended And Restated License Order No. 2); (b) Configurations to the Suite; (c) Customizations to the Suite, and (d) interfaces to and from the aforementioned components, including, but not limited to, integrations with USCC’s legacy systems and third-party providers (such as USCC’s print vendor, payment processors, commissions, collections and financial systems), in each case of (b), (c) and (d) giving effect to the exclusion in (a), in accordance with interface design documents agreed upon by the parties.

2.120	“Transition Fees” has the meaning set forth in Schedule C.

2.121	“Transition Milestone” means any activity or Deliverable required to be completed pursuant to the Transition Plan for which a date or time for completion is specified.

2.122	“Transition Plan” has the meaning set forth in Schedule A to the MSOWMS.

2.123	“Transition Services” has the meaning set forth in Section 2.3 of the MSOWMS.

2.124
“Transitioned Employees” means USCC employees whose roles with USCC are eliminated as a result of USCC entering into the MSOWMS or a Managed Services Statement of Work thereunder and who are hired by or transitioned to Provider pursuant to the terms of an applicable MSSOW.

2.125	“Usage Acquisition” means the function of acquiring, formatting and rating/rerating usage records.

2.126	“USCC Competitor” means those Persons listed on Appendix B.

2.127
“USCC Data” shall mean, in or on any media or form of any kind: (a) all data or summarized data related to USCC, and all data indexing such data, including data that is in USCC’s databases or otherwise in USCC’s possession on the Commencement Date or at any time from such date through the last day of the Term; and (b) all other USCC records, data, files, input materials, processed data, reports and forms that may be received, computed, developed, used, or stored by Provider, or by any of Provider’s Subcontractors, for USCC in the performance of the Services.

2.128	“USCC Facilities” has the meaning specified in Section 5.3 of MSOWMS.

2.129	“USCC Functions” has the meaning specified in Section 5.1 of MSOWMS.

2.130	“USCC Personnel” means employees, representatives, subcontractors, and agents of USCC and its subcontractors.

2.131	“USCC Service Locations” are those Service Locations of USCC identified as “USCC Service Locations” in Schedule F of the MSOWMS or an attachment to an MSSOW.

2.132	“USCC Termination for Cause” has the meaning set forth in Section 11.2(a) of the MSOWMS.

2.133	“WARN Act” has the meaning set forth in Section 3.2 of the MSOWMS.

2.134	“Weighting Factor” has the meaning set forth in Schedule B.

2.135
“Web Evolution Solution”, “WE Solution”, “Digital Experience Platform”, or “DXP” means the solution consisting of software (and documentation) developed, configured, implemented, and integrated as applicable under the WE SOW, as well as additional Configurations, Customizations, interfaces, AEM, Adobe Target and other third-party software and integrations made thereto from time to time under this SOW or other written agreement signed by the parties.

2.136
“WE Project SOW” or “WE SOW” means that certain Web Evolution Project Statement of Work, dated June 18, 2018, as supplemented or amended, with respect to which Amdocs developed and deployed the Web Evolution Solution.

2.137	“WE Supplement”, means that certain Supplemental Statement of Work for the Web Evolution Solution (Number CW2519484) entered into between the parties and dated as of January 15, 2019.

2.138
“Work Product” means tangible and intangible work product, ideas, concepts, know-how and information and the writings in which any of the same are fixed (including, without limitation, all reports, computer software systems, routines, data models, technical data, processes, designs, code and documentation and systems, concepts and business information) and all proprietary rights (including, without limitation, rights under patent, copyright, trade secret and other similar laws) therein.

APPENDIX B
USCC Competitors

For purposes of the MSOWMS, “USCC Competitors” are the following companies (including their operating affiliates, successors and assigns):

1.	AT&T Mobility LLC

2.	Cellco Partnership (Verizon Wireless)

3.	Sprint Communications, Inc.

4.	T-Mobile International AG

On an annual basis, USCC may submit to Amdocs in writing updates to the foregoing list which shall be deemed to be incorporated herein upon Amdocs’ written approval, which will not be unreasonably withheld.

The below is a list that briefly describes the omitted appendixes and schedules from the 2019 Master Statement of Work for Managed Services. These appendixes and schedules have been redacted in their entirety and omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. All capitalized terms in this index shall have the same meaning ascribed to them as in the 2019 Master Statement of Work for Managed Services and/or their respective appendixes and schedules.

Index of Appendixes and Schedules
Appendix C
USCC Policies - Summarizes various formal policies of USCC including, without limitation, information security, access control, change management, system security, production support, regulatory compliance and onboarding requirements.

Appendix D	Reserved
Appendix E	Reserved
Appendix F	Change Control - Contains the procedures for considering and approving changes to an MS Bundle requested by either USCC or Amdocs.
Appendix G	Form of Acknowledgement of Nondisclosure Obligations - Form agreement acknowledging signatory’s responsibility to keep certain USCC information confidential.
Schedule A	Transition Services - Contains the procedures and processes for Amdocs’ delivery of Transition Services.
Schedule B
Performance Requirements (SLAs and KPIs) - Describes provisions with respect to Amdocs’ performance against the Service Levels and Key Performance Indicators set forth in a Managed Services Statement of Work.

Schedule C
Charges and Invoicing - Describes the methodologies that will be used to calculate the charges set forth in each Managed Services Statement of Work and measure and track the Services described in each Managed Services Statement of Work in order to calculate accurate Fees that comprise the fixed and variable charges.

Attachment C-1 to Schedule C	Form of Provider’s Invoices - Form of invoice to be issued by Amdocs.
Schedule D	Governance - Contains operational governance processes and procedures for the parties to jointly manage and monitor operational results.
Schedule E
Disaster Recovery and Business Continuity - Outlines the Services Amdocs will perform with respect to the USCC Disaster Recovery Plan and Amdocs’ responsibilities for developing and implementing plans to respond to Amdocs Disastrous Incidents.

Schedule F	Service Locations - Specifies the addresses of USCC’s and Amdocs’ offices where Provider will perform Services.